INVESTMENT SUBADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE SINGAPORE PRIVATE LTD.

 This INVESTMENT SUBADVISORY AGREEMENT (“Agreement”), is entered into as of April 1, 2021, by and between T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America with its principal office at 100 East Pratt Street, Baltimore, Maryland 21202, United States and T. Rowe Price Singapore Private Ltd. (“TRP Singapore”), a subsidiary of the Adviser and a Singapore limited company organized and existing under the laws of Singapore with its principal office at 501 Orchard Road, #10-02 Wheelock Place, Singapore 238880.

 WHEREAS, the Adviser has entered into a Restated Investment Advisory Agreement dated as of December 31, 2010 (“Advisory Agreement”) with T. Rowe Price International Funds, Inc., (“Company”) on behalf of the T. Rowe Price Emerging Markets Stock Fund (the “Fund”), which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

 WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (“Adviser Act”), and TRP Singapore holds a Capital Markets Service License in Fund Management with the Monetary Authority of Singapore and is registered with the SEC as an investment adviser under the Adviser Act; and

 WHEREAS, the Adviser desires to retain TRP Singapore to furnish certain investment advisory services to the Adviser and the Fund, and TRP Singapore is willing to furnish such services.

 NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

  1. Appointment. Adviser hereby appoints TRP Singapore to furnish certain investment advisory services with respect to the Fund for the period and on the terms set forth in this Agreement. TRP Singapore accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

  2. Duties of TRP Singapore.

   A. Investment Subadvisory Services. Subject to the supervision of the Company’s Board of Directors (“Board”) and the Adviser, TRP Singapore shall act as the investment subadviser and shall supervise and direct the investments of the Funds specified by the Adviser from time to time in accordance with the Fund’s investment objectives, policies, and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other limitations as the Fund or Adviser may impose by notice in writing to TRP Singapore. TRP Singapore shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund allocated to TRP Singapore in a manner consistent with the Fund’s investment objective(s), policies, and restrictions. The Adviser agrees that TRP Singapore may delegate trading execution and related reporting functions to the trading desk of an affiliate (“Affiliated Trading Desk”). In furtherance of this duty, TRP Singapore, on behalf of the Fund is authorized to:

    (1) make discretionary investment decisions to buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets;

    (2) instruct the Affiliated Trading Desk to place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Affiliated Trading Desk on behalf of TRP Singapore may select;

    (3) vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations with respect to the issuers of securities in which Fund assets may be invested provided such materials have been forwarded to TRP Singapore in a timely fashion by the Fund’s custodian;

    (4) maintain all or part of the Fund’s uninvested assets in short-term income producing instruments for such periods of time as shall be deemed reasonable and prudent by TRP Singapore, including, but not limited to, investments in the TRP Reserve Investment Funds, which are internal money market and short-term bond funds available for use only by clients of the Adviser and certain of its affiliates for short-term investments;

    (5) instruct the Fund’s custodian to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Fund, and to pay cash for securities or other cash and/or securities instruments delivered to the custodian and/or credited to the Fund upon acquisition of the same for the Fund;

    (6) generally, perform any other act necessary to enable TRP Singapore to carry out its obligations under this Agreement or as agreed upon with the Adviser.

   B. Personnel, Office Space, and Facilities of TRP Singapore. TRP Singapore at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as it requires in the performance of its investment advisory and other obligations under this Agreement.

   C. Further Duties of TRP Singapore. In all matters relating to the performance of this Agreement, TRP Singapore shall act in conformity with the Company’s Articles of Incorporation, By-Laws, and currently effective Registration Statement (as defined below) and with the written instructions and directions of the Board and the Adviser, and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and any other applicable U.S., state or foreign laws and regulations.

  3. Compensation. For the services provided and the expenses assumed by TRP Singapore pursuant to this Agreement, the Adviser may pay TRP Singapore an investment management fee, if any, up to, but not more than 60% of the management fee paid to the Adviser under its Advisory Agreement with the Fund.

  4. Duties of the Adviser.

   A. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement other than those delegated to TRP Singapore and shall oversee and review TRP Singapore’s performance of its duties under this Agreement.

   B. The Adviser has furnished TRP Singapore with copies of each of the following documents and will furnish to TRP Singapore at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

    (1) The Articles of Incorporation of the Company, as amended from time to time and as filed with the Maryland State Department of Assessments and Taxation, as in effect on the date hereof and as amended from time to time (“Articles”);

    (2) The By-Laws of the Company as in effect on the date hereof and as amended from time to time (“By-Laws”);

    (3) Certified resolutions of the Board of the Company authorizing the appointment of the Adviser and TRP Singapore and approving the form of the Advisory Agreement and this Agreement;

    (4) The Company’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the SEC relating to the Fund and its shares and all amendments thereto (“Registration Statement”);

    (5) The Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

    (6) The Fund’s Prospectus (as previously defined); and

    (7) A certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange.

  The Adviser shall furnish TRP Singapore with any further documents, materials or information that TRP Singapore may reasonably request to enable it to perform its duties pursuant to this Agreement.

  5. Brokerage.

   A. TRP Singapore agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall instruct the Affiliated Trading Desk to attempt to obtain quality execution at favorable security prices; provided that, on behalf of the Fund, the Affiliated Trading Desk may, in its discretion, agree to pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Affiliated Trading Desk determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of TRP Singapore with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to TRP Singapore, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

   B. On occasions when TRP Singapore deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of TRP Singapore, TRP Singapore or the Affiliated Trading Desk, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by TRP Singapore or the Affiliated Trading Desk in the manner TRP Singapore or the Affiliated

Trading Desk considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

  6. Ownership of Records. TRP Singapore shall maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, TRP Singapore hereby agrees (i) that all records that it maintains for the Fund are the property of the Company, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Company and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to the Company any records that it maintains for the Company upon request by the Company; provided, however, TRP Singapore may retain copies of such records.

  7. Reports. TRP Singapore shall furnish to the Board or the Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as TRP Singapore and the Board or the Adviser, as appropriate, may mutually agree upon from time to time.

  8. Services to Others Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of TRP Singapore, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of TRP Singapore, who may also be a director, officer, or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

  9. TRP Singapore’s Use of the Services of Others. TRP Singapore may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing TRP Singapore or the Company or Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as TRP Singapore may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Company or the Fund, as appropriate, or in the discharge of its overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

  10. Limitation of Liability of TRP Singapore. Neither TRP Singapore nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Company, the Fund (at the direction or request of TRP Singapore) or TRP

Singapore in connection with TRP Singapore’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Company or Fund or (ii) any error of fact or mistake of law contained in any report or data provided by TRP Singapore, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Company or Fund or from reckless disregard by TRP Singapore or any such person of the duties of TRP Singapore pursuant to this Agreement.

  11. Representations of TRP Singapore. TRP Singapore represents, warrants, and agrees as follows:

   A. TRP Singapore: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other applicable law or regulation from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or foreign law requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify TRP Singapore from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

   B. TRP Singapore has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, a compliance program complying with the requirements of Rule 206(4)-7 under the Advisers Act, and if it has not already done so, will provide the Adviser and the Company with a copy of such code of ethics and its compliance policies and procedures, together with evidence of its adoption.

   C. TRP Singapore has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Adviser.

  12. Representation of the Adviser. The Adviser represents that it is an institutional investor as defined in section 4A of the Singapore’s Securities and Futures Act (Chapter 289)

  13. Term of Agreement. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Unless sooner terminated as provided herein, this Agreement shall continue in effect through April 30, 2022. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the Board, or by vote of a majority of the outstanding voting securities of the Fund; (b) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Company who are not parties to this Agreement or interested persons of any such party; and (c) TRP Singapore shall not have notified the Company, in writing, at least 60 days prior to such approval that it does not desire such continuation. TRP Singapore shall furnish to the Company, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

  14. Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on at least 60 days’ prior written notice to TRP Singapore. This Agreement may also be terminated by the Adviser: (i) on at least 60 days’ prior written notice to TRP Singapore, without the payment of any penalty; (ii) upon material breach by TRP Singapore of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if TRP Singapore becomes unable to discharge its duties and obligations under this Agreement. TRP Singapore may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to the Adviser and the Fund. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement.

  15. Amendment of Agreement. This Agreement shall automatically and immediately terminate in the event of its assignment. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law including, if required by the 1940 Act, being approved by vote of a majority of the Fund’s outstanding voting securities.

  16. Miscellaneous.

  A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

  B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

  C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

  D. Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

 E. Counterparts; Electronically Transmitted Documents and Signatures. The parties may execute this Agreement in one or more counterparts, each of which are deemed an original and all of which together constitute one and the same instrument. The parties may deliver this Agreement, including signature pages, by original or digital signatures, or facsimile or emailed PDF transmissions, and the parties hereby adopt any documents so received as original and having the same effect as physical delivery of paper documents bearing the original signature.

  F. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Attest: /s/Virginia Connolly ______________________________________ Virginia Connolly Assistant Secretary	T. ROWE PRICE ASSOCIATES, INC. /s/Fran Pollack-Matz By: ______________________________________ Fran Pollack-Matz Vice President

Attest: /s/Virginia Connolly ______________________________________ Virginia Connolly Assistant Secretary	T. ROWE PRICE SINGAPORE PRIVATE LTD. /s/Fatima Khellafi By: ______________________________________ Fatima Khellafi Vice President